Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Reports First Quarter 2016 Financial Results

First Quarter 2016 and Recent Highlights:

•	Achieved 2.2% revenue growth, the fifth consecutive quarter of year-over-year revenue growth
•	Generated $1.9 million in EBITDA and $3.1 million in free cash flow, a 159% free cash flow conversion
•	$11.2 million in cash at quarter end and no borrowings during the quarter
•	Signed definitive agreement for Symmetry Surgical to be acquired with an equity value of approximately $140 million by an affiliate of RoundTable Healthcare Partners

Nashville, TN – May 5, 2016 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the first quarter ended April 2, 2016.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “Our first quarter results include continued momentum in our U.S. business, which was up 5%, partially offset by lower international results, where the strength of the U.S. dollar impacted our business.”

Financial Results

Revenue for the first quarter 2016 was $21.2 million, up 2.2% compared to $20.8 million in the first quarter 2015. Revenue in the U.S. was $18.8 million, up 5.4% compared to the first quarter 2015, and International revenue was $2.4 million, down 17.0% compared to first quarter 2015 as a result of previously communicated headwinds related to the continued strengthening of the U.S. dollar, which causes our products to become more expensive for international customers.

Revenue from Symmetry Surgical branded products was $19.4 million, up 1.8% compared to the first quarter 2015 with U.S. revenue growth offset by a decline in international sales of Symmetry Surgical branded products. Revenue from Alliance products was $1.9 million, up 7.2% compared to the first quarter 2015. The first quarter 2015 comparisons have been adjusted to reflect the transition of the Vesocclude™ product line from the Alliance products category to the Symmetry Surgical branded category due to Symmetry’s acquisition of Vesocclude Medical on August 28, 2015.

Gross profit for the first quarter 2016 was $10.4 million, compared to $9.9 million in the first quarter 2015. Gross margin for the first quarter 2016 was 48.9%, compared to 47.6% in the same period last year. The year-over-year improvement in gross margin percent was driven by geographic mix, product mix due to acquisitions, lower product costs due to favorable exchange rates and product resourcing efforts, and tight cost controls.

Total operating expenses in the first quarter 2016 increased to $9.8 million compared to $9.0 million in the first quarter 2015. Operating expense was impacted by the Company’s previously announced infrastructure investments, the addition of the Vesocclude Medical expenses, and the impact of changes in foreign currency, offset by the elimination of the medical device excise tax. Operating income for the first quarter 2016 was $0.5 million, compared to $0.9 million in the first quarter 2015.

Net income for the first quarter 2016 was $0.3 million, or $0.03 per diluted share, compared to a net income of $0.8 million, or $0.08 per diluted share, in the first quarter 2015. The weighted average number of shares used to calculate the diluted net loss per share during the first quarter 2016 was 9,820,523.

EBITDA (which is defined below and excludes impairment charges) for the first quarter 2016 was $1.9 million compared to $2.8 million in the first quarter 2015. The Company generated free cash flow (also defined below) of $3.1 million in the first quarter 2015 and 2016.

Scott D. Kunkel, Senior Vice President and Chief Financial Officer, stated, “Our effective tax rate in 2016 differs from the U.S. Federal tax rate of 34.0% primarily due to the adoption of a new accounting pronouncement which requires the excess tax benefit resulting from the vesting of restricted stock to be recorded as an income tax benefit.”

Mr. Kunkel added, “We continued to generate positive free cash flow during the first quarter 2016. Cash collections remained strong and we continued to strategically invest in inventory and will continue to do so to support higher service levels for our customers and drive growth. Our free cash flow conversion was 159% and we continue to be very pleased with our ability to generate cash.”

Financial Guidance

As previously announced, due to the anticipated closing of the definitive agreement for Symmetry Surgical to be acquired by an affiliate of RoundTable Healthcare Partners (“RoundTable”), the Company is suspending financial guidance.

Conference Call

Due to the anticipated closing of the definitive agreement for Symmetry Surgical to be acquired by an affiliate of RoundTable Healthcare Partners (“RoundTable”), the Company will not be hosting a conference call to discuss the first quarter 2016 financial results.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®, SYMMETRY ACCESS™, and VESOCCLUDE™. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

About RoundTable Healthcare Partners

RoundTable Healthcare Partners, Lake Forest, IL, is an operating-oriented private equity firm focused exclusively on the healthcare industry. RoundTable partners with companies that can benefit from its extensive industry relationships and proven operating and transaction expertise. RoundTable has established a successful track record of working with owner/founders, family companies, management teams, entrepreneurs, and corporate partners who share a vision and believe in the value creation potential of its partnership model. RoundTable has raised $2.75 billion in committed capital, including four equity funds totaling $2.15 billion and three subordinated debt funds totaling $600 million.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Free Cash Flow (FCF) is Net Cash Provided by (Used In) Operating Activities less Purchases of Property and Equipment. Free Cash Flow Conversion is the ratio of Free Cash Flow to EBITDA. Reconciliations of these non-GAAP measures may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about the benefits and effects of the transaction, the expected timing of the completion of the transaction, the amounts to be received by shareholders. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, uncertainties as to the timing of the transaction; uncertainties as to whether Symmetry shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the parties’ control; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on Symmetry’s business relationships with third parties; transaction costs; and the risks identified under the heading “Risk Factors” in Symmetry’s Annual Report on Form 10-K, filed with the SEC on March 1, 2016, as well as Symmetry’s subsequent Current Reports on Form 8-K and other information filed by the Company with the SEC. Symmetry cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Symmetry’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and Symmetry undertakes no obligation to update or revise any of these statements. Symmetry’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

IMPORTANT ADDITIONAL INFORMATION ABOUT THIS TRANSACTION AND WHERE TO FIND IT

In connection with the proposed merger, the Company plans to file with the SEC a proxy statement and other documents. The Company will make the proxy statement available to its shareholders. Investors are urged to read the proxy statement and other materials filed with the SEC when they become available, because they will contain important information about the Company and the proposed transaction. The definitive proxy statement and other documents filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov) and from the Company. Requests for copies of the proxy statement and other documents filed by the Company with the SEC may be made by contacting Zack Kubow by phone at (646) 536-7020 or by email at zbukow@theruthgroup.com.

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2016, which was filed with the SEC on March 1, 2016 and in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 14, 2016. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and other persons related to the Company may have direct or indirect interests in the transaction due to securities holdings, vesting of equity awards and the terms of their employment arrangements with the Company. Additional information regarding the participants in the solicitation of the Company’s shareholders will be included in the proxy statement.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended
	April 2,	April 4,
	2016	2015
	(unaudited)	(unaudited)

Revenue	$21,240	$20,774
Cost of revenue	10,861	10,889
Gross profit	10,379	9,885
Sales and marketing expenses	4,699	4,473
General and administrative expenses	5,138	4,561
Operating income	542	851
Other (income) expense:
Interest expense	46	64
Other	188	(263)

Income before income taxes	308	1,050
Income tax expense	34	294

Net income	$274	$756

Net income per share:
Basic	$0.03	$0.08

Diluted	$0.03	$0.08

Weighted average common shares and equivalent shares outstanding:
Basic	9,733	9,587
Diluted	9,821	9,603

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	April 2,	January 2,
	2016	2016
	(unaudited)
ASSETS:
Current Assets:
Cash	$11,242	$8,072
Accounts receivable, net	9,045	10,922
Inventories	24,058	23,076
Other current assets	1,646	1,624

Total current assets	45,991	43,694
Property and equipment, net	2,117	2,258
Deferred income taxes	24,285	24,291
Goodwill	9,344	9,341
Intangible assets, net of accumulated amortization	72,377	73,719
Other assets	654	678

Total Assets	$154,768	$153,981

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$6,680	$6,240
Accrued wages and benefits	1,734	1,785
Other accrued expenses	1,136	1,540
Contingent purchase liability, current	2,073	1,047
Accrued income taxes	119	201

Total current liabilities	11,742	10,813
Contingent purchase liability, non-current	120	1,136
Other long-term liabilities	1,046	1,019

Total Liabilities	12,908	12,968

Commitments and contingencies

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,740 shares issued April 2, 2016; 10,535 shares issued January 2, 2016	1	1
Additional paid-in capital	140,906	140,460
Retained earnings	1,358	1,084
Accumulated other comprehensive loss	(405)	(532)

Total Stockholder' Equity	141,860	141,013

Total Liabilities and Equity	$154,768	$153,981

Symmetry Surgical, Inc.

Reconciliation of EBITDA, Free Cash Flow, Free Cash Flow Conversion

In Thousands

	Three Months Ended
	April 2,	April 4,
	2016	2015
	(unaudited)

Net income, as reported	$274	$756
Adjustments:
Interest	46	64
Tax expense	34	294
Depreciation	218	241
Amortization	1,359	1,400

EBITDA	$1,931	$2,755

	Three Months Ended
	April 2,	April 4,
	2016	2015
	(unaudited)

Net cash provided by operating activities	$3,145	$3,189
Less: purchases of property and equipment	(76)	(53)

Free cash flow	$3,069	$3,136

Free cash flow conversion (ratio free cash flow to EBITDA)	158.9%	113.8%

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	First Quarter			Vs Prior Quarter
	1Q'16	1Q'15	Change	1Q'16	4Q'15	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$19,374	$19,034	1.8%	$19,374	$20,058	-3.4%
Alliance Partners	1,866	1,740	7.2%	1,866	2,082	-10.4%

Total Revenue	$21,240	$20,774	2.2%	$21,240	$22,140	-4.1%

Revenue by Geography
United States	$18,815	$17,854	5.4%	$18,815	$19,377	-2.9%
International	2,425	2,920	-17.0%	2,425	2,763	-12.2%

Total Revenue	$21,240	$20,774	2.2%	$21,240	$22,140	-4.1%